Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-221500

May 22, 2018

PRESS RELEASE

BlackLine Announces Offering of 3,500,000 Shares by Selling Stockholders

LOS ANGELES — May 22, 2018 — BlackLine, Inc. (Nasdaq: BL) today announced the commencement of an underwritten public offering of 3,500,000 shares of its common stock by investment funds affiliated with Silver Lake Sumeru, pursuant to an effective registration statement on Form S-3 filed with the Securities and Exchange Commission (the “Commission”). BlackLine will not receive any proceeds from this offering.

Subject to certain exceptions, BlackLine, the selling stockholders, funds affiliated with ICONIQ and BlackLine’s executive officers and directors have agreed with the underwriter not to sell or otherwise dispose of any shares of BlackLine’s common stock for 45 days following the pricing of the offering without the consent of the underwriter.

Morgan Stanley & Co. LLC is the sole book-running manager of the offering.

A shelf registration statement relating to these securities was filed with the Commission on November 13, 2017 and became effective on November 17, 2017. The offering of these securities will be made only by means of a prospectus, a free writing prospectus and a prospectus supplement. You may obtain these documents for free, when available, by visiting EDGAR on the Commission’s website at www.sec.gov. Alternatively, the prospectus, free writing prospectus and prospectus supplement may be obtained from: Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor — New York, NY 10014.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About BlackLine

BlackLine, Inc. is a provider of cloud-based solutions for Finance & Accounting (F&A) that automate, centralize and streamline financial close operations and other key F&A processes for large and midsize organizations. BlackLine’s platform is used by over 2,200 customers worldwide, spanning more than 200,000 users across approximately 150 countries. Based in Los Angeles, BlackLine also has regional headquarters in London, Singapore and Sydney.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expect,” “plan,” anticipate,” “believe,” “estimate,” “predict,” “intend,” “potential,” “would,” “continue,” “ongoing” or the negative of these terms or other comparable terminology. Forward-looking statements in this release include statements with respect to the proposed public offering. Any forward-looking statements contained in this press release are based upon BlackLine’s current plans and expectations and are not a representation that such plans or expectations will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith beliefs and assumptions as of that time with respect to future events, and are subject to risks and uncertainties, including, among others, risks and uncertainties related to the capital markets. If any of these risks or uncertainties materialize or if any assumptions prove incorrect, actual performance or results may differ materially from those expressed in or suggested by the forward looking statements. Forward-looking statements should not be read as a guarantee of future performance or results, and you should not place undue reliance on such statements. Except as required by law, we do not undertake any obligation to publicly update or revise publicly any forward-looking statement, whether as a result of new information, future developments or otherwise.

Investor Relations Contact:

Maria Riley

The Blueshirt Group for BlackLine

415-828-8298

maria@blueshirtgroup.com

Media Contact:

BlackLine

Kimberly Uberti

Kimberly.uberti@blackline.com